Exhibit 4.88
SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of the 10th day of March, 2006, by and among OUTBACK STEAKHOUSE, INC., a Delaware corporation (referred to herein as the “Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION (the “Bank”) and OUTBACK STEAKHOUSE OF FLORIDA, INC., CARRABBA’S ITALIAN GRILL, INC., OUTBACK STEAKHOUSE INTERNATIONAL, INC., OS CAPITAL, INC., OS PACIFIC, INC., OS PRIME, INC., OS TROPICAL, INC. and BONEFISH GRILL, INC. (collectively referred to herein as the “Guarantors”).

R E C I T A L S:

The Borrower and the Bank have entered into that certain Credit Agreement dated April 27, 2004 as amended by that certain First Amendment to Credit Agreement dated April 28, 2005 (the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Guarantors (excluding OS Tropical, Inc.) and Outback Sports, LLC executed that certain Guaranty Agreement (the “Guaranty Agreement”) dated April 27, 2004 to and for the benefit of the Bank in respect of the Borrower and Credit Agreement.

The Borrower and Guarantors have requested the Bank to amend the Credit Agreement (i) to increase the Commitment of the Bank to be equal to $40,000,000, (ii) extend the termination date to June 30, 2011, (iii) amend the definition of “Existing Credit Agreement” to mean the Borrower’s Amended and Restated Credit Agreement dated of even date herewith, and (iv) certain other amendments more fully set forth herein, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors and the Bank, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2. Amendments. The Credit Agreement is hereby amended as set forth in this Section 2.

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2.1 Amendment to Section 1.01. (a) The following definitions set forth in Section 1.01 of the Credit Agreement are amended and restated to read as follows:

(i) “Commitment” means $40,000,000 as such amount may be reduced from time to time pursuant to this Agreement.

(ii) “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated March 10, 2006 by and among the Borrower, the Banks party thereto, Wachovia Bank, National Association, as Agent, Wachovia Capital Markets, LLC, as Sole Arranger, SunTrust Bank, as Syndication Agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents, as in effect on the date hereof without regard and without giving effect to any waivers given by the Banks (as defined in the Existing Credit Agreement) or amendments agreed to by the Borrower and the Banks (as defined in the Existing Credit Agreement). Any definitions, terms, covenants, representations or other provisions of the Existing Credit Agreement that are incorporated herein will continue to be effective for purposes of this Agreement and the other Loan Documents, notwithstanding that the indebtedness under the Existing Credit Agreement has been or hereafter may be partially or fully repaid or the fact that the Existing Credit Agreement otherwise might be terminated.

(iii) “Termination Date” means June 30, 2011.

(b) Section 1.01 is hereby amended to add the following definition:

“Second Amendment Closing Date” means March 10, 2006.

2.2. Amendment to Section 2.06(a). Section 2.06(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a) “Applicable Margin” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDAR (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters), as follows:

Ratio of Consolidated
Total Debt to EBITDAR     Base Rate Loan     Euro-Dollar Loan     Letters of Credit

Greater than 2.5               0%       0.65%   0.80%

Greater than 2.0 but
equal to or less than 2.5          0%       0.55%   0.675%

Less than or equal to 2.0         0%          0.45%   0.55%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate

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Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Second Amendment Closing Date to but excluding the Rate Determination Date next following the Second Amendment Closing Date, the Applicable Margin shall be (A) 0% for a Base Rate Loan, (B) 0.45% for a Euro-Dollar Loan, and (C) 0.55% for a Letter of Credit, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Bank the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the ratio of Consolidated Total Debt to EBITDAR was more than 2.5 at all times during such period. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Loan and in the fees applicable to each Letter of Credit outstanding on such Rate Determination Date; provided, that no Applicable Margin shall be decreased pursuant to this Section 2.06 if a Default is in existence on the Rate Determination Date.

2.3. Amendment to Section 2.07. Section 2.07 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 2.07. Fees. (a) The Borrower shall pay to the Bank a facility fee equal to the product of: (i) the aggregate of the daily average amounts of the Bank’s Commitment, times (ii) a per annum percentage equal to the Applicable Facility Fee Rate. Such facility fee shall accrue from and including the Closing Date to and including the Termination Date. The facility fee shall be payable quarterly in arrears on the first Facility Fee Payment Date following each Facility Fee Determination Date and on the Termination Date; provided that should the Commitment be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination. The “Applicable Facility Fee Rate” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDAR (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters) as follows:

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Ratio of Consolidated      Applicable
Total Debt to EBITDAR     Facility Fee Rate

Greater than 2.5      0.15%

Greater than 2.0
but equal to or less than 2.5              0.125%

Less than or equal to 2.0               0.10%

The Applicable Facility Fee Rate shall be determined effective as of the date (herein, the “Facility Fee Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Facility Fee Rate so determined shall remain effective from such Facility Fee Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Facility Fee Determination Date falls (which latter date shall be a new Facility Fee Determination Date); provided that (i) for the period from and including the Second Amendment Closing Date to but excluding the Facility Fee Determination Date next following the Second Amendment Closing Date, the Applicable Facility Fee Rate shall be 0.10%; (ii) in the case of any Applicable Facility Fee Rate determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Facility Fee Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Facility Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Facility Fee Determination Date the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Facility Fee Determination Date, then for the period beginning on such Facility Fee Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Bank the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Facility Fee Rate shall be determined as if the ratio of Consolidated Total Debt to EBITDAR was more than 2.5 at all times during such period.

SECTION 3. Modifications. The Borrower, the Guarantors and the Bank acknowledge and agree that: (1) prior to this Amendment the amount of the Commitment of the Bank was equal to $30,000,000; and (2) effective as of March 10, 2006 the Commitment of the Bank shall be increased by an amount equal to $10,000,000 and after giving effect to such increase, the Commitment of the Bank shall be equal to $40,000,000. The Borrower and Guarantors acknowledge and agree that the Commitment of the Bank shall not be further increased without the Bank’s prior written consent.

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SECTION 4. Conditions to Effectiveness. The effectiveness of this Amendment and the obligations of the Bank hereunder are subject to the following conditions, unless the Bank waives such conditions:

(a) receipt by the Bank from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;

(b) the Bank shall have received: (i) the duly executed Replacement Note for the account of the Bank; (ii) corporate resolutions and other evidence as the Bank may reasonably request, respecting the authorization, execution and delivery of this Amendment and the Replacement Note; and (iii) opinions (together with any opinions of local counsel relied on therein) of Baker & Hostetler, LLP, counsel for the Borrower and Guarantors and Joseph J. Kadow, Chief Officer-Legal and Corporate Affairs of the Borrower in form and content satisfactory to the Bank; and

(c) the fact that the representations and warranties of the Borrowers and Guarantors contained in Section 6 of this Amendment shall be true on and as of the date hereof.

SECTION 5. No Other Amendment. Except for the amendments set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement and this Amendment shall be construed together as a single agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Bank does hereby reserve all of its rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Note. The Borrower and Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, the Credit Agreement, as amended, being hereby ratified and affirmed. The Borrower and Guarantors hereby expressly agree that the Credit Agreement, as amended, is in full force and effect.

SECTION 6. Representations and Warranties. The Borrower and Guarantors hereby represent and warrant to the Bank as follows:

(a) No Default or Event of Default, nor any act, event, condition or circumstance which with the passage of time or the giving of notice, or both, would constitute an Event of Default, under the Credit Agreement or any other Loan Document has occurred and is continuing unwaived by the Bank on the date hereof.

(b) The Borrower and Guarantors have the power and authority to enter into this Amendment and the Replacement Note and to do all acts and things as are required or contemplated hereunder, or thereunder, to be done, observed and performed by it.

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(c) This Amendment and the Replacement Note have been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and Guarantors and constitute legal, valid and binding obligations of the Borrower and each Guarantor enforceable against it in accordance with their terms, provided that such enforceability is subject to general principles of equity.

(d) The execution and delivery of this Amendment, the Replacement Note and the performance of the Borrower and Guarantors hereunder and thereunder do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower or any Guarantor, nor is in contravention of or in conflict with the articles or certificate of incorporation or bylaws of the Borrower or any Guarantor, or the provisions of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Borrower or any Guarantor is party or by which the assets or properties of the Borrower and Guarantors are or may become bound.

SECTION 7. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

SECTION 8. Governing Law. This Amendment shall be considered in accordance with and governed by the laws of the State of North Carolina.

SECTION 9. Joinder Agreement. OS Tropical, Inc., a Florida corporation (“New Guarantor”) hereby agrees that by execution of this Amendment, it shall be a Guarantor under the Guaranty Agreement and (i) shall comply with, and be subject to, and have the benefit of, all of the terms, conditions, covenants, agreements and obligations set forth in the Guaranty Agreement and (ii) hereby makes each representation and warranty set forth in the Guaranty Agreement as of the date hereof. The Borrower and New Guarantor hereby agree that each reference to a “Guarantor” and the “Guarantors” in the Credit Agreement, the Guaranty Agreement, this Amendment and the other Loan Documents shall include the New Guarantor, and each reference to the “Guaranty Agreement” or “Guaranty” as used therein shall mean the Guaranty Agreement as supplemented hereby. The New Guarantor hereby acknowledges it has received a copy of the Loan Documents (including, without limitation, the Guaranty Agreement) and that it has read and understands the terms thereof.

SECTION 10. Release of Guarantor. The Bank hereby releases Outback Sports, LLC from all of its obligations under the Guaranty Agreement. Any reference to a “Guarantor” and the “Guarantors” in the Credit Agreement, the Guaranty Agreement, this Amendment and the other Loan Documents shall not include Outback Sports, LLC, as of the date hereof, and each reference to the “Guaranty Agreement” or “Guaranty” as used therein shall mean the Guaranty Agreement as supplemented hereby.

SECTION 11. Consent by Guarantors. The Guarantors consent to the foregoing amendments. The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Guaranty Agreement, said Guaranty

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Agreement being hereby ratified and affirmed. In furtherance and not in limitation of the foregoing, the Guarantors acknowledge and agree that the “Obligations” (as defined in the Guaranty Agreement) include, without limitation, the indebtedness, liabilities and obligations evidenced by the Replacement Note and the Advances made under the Commitment as increased by this Amendment. The Guarantors hereby expressly agree that the Guaranty Agreement, as hereby amended, is in full force and effect.

SECTION 12. Effective Date. This Amendment shall be effective as of March 10, 2006.

SECTION 13. Commitment. The Borrower, the Guarantors and the Bank acknowledge and agree, as of the effective date of this Amendment the aggregate amount of the Commitment of the Bank is equal to $40,000,000. The Borrower shall deliver to the Bank a replacement Note (in the amount of the Bank’s Commitment) (such Note is referred to herein as the “Replacement Note”), executed by the Borrower, in exchange for the Note of such Bank currently outstanding. All references contained in the Credit Agreement and the other Loan Documents to the Note shall mean and include the Replacement Note as supplemented, modified, amended, renewed or extended.

SECTION 14. Notices. All notices, requests and other communications to the Bank or the Borrower under the Credit Agreement, as amended hereby, shall be given in accordance with the terms of Section 8.01 of the Credit Agreement; provided, such notices, requests and other communications shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

BORROWER:

OUTBACK STEAKHOUSE, INC.

By: /s/ Dirk A. Montgomery___________(SEAL)
Dirk A. Montgomery, Senior Vice
President and Chief Financial Officer

Outback Steakhouse, Inc.
2202 North Westshore Blvd., 5th Floor
Tampa, Florida 33607
Attention: Dirk A. Montgomery
Senior Vice President and Chief Financial Officer
Telecopy number: (813) 286-2247
Telephone number: (813) 282-1225

with a copy to:

Outback Steakhouse, Inc.
2202 North Westshore Blvd., 5th Floor
Tampa, Florida 33607
Attention: Joseph J. Kadow
Executive Vice President, Chief Officer-Legal and Corporate Affairs and Secretary
Telecopy number: (813) 281-2114
Telephone number: (813) 282-1225

GUARANTORS:

                        OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation

By: /s/ Dirk A. Montgomery___________(SEAL)
Dirk A. Montgomery, Chief
Financial Officer

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                             CARRABBA’S ITALIAN GRILL, INC.,
a Florida corporation

By: /s/ Dirk A. Montgomery___________(SEAL)
Dirk A. Montgomery, Chief
Financial Officer

                        OUTBACK STEAKHOUSE INTERNATIONAL, INC., a Florida corporation

By: /s/ Dirk A. Montgomery___________(SEAL)
Dirk A. Montgomery, Chief
Financial Officer

                        OS CAPITAL, INC.,
a Delaware corporation

By: /s/ Dirk A. Montgomery___________(SEAL)
Dirk A. Montgomery, Chief
Financial Officer

OS PACIFIC, INC.,
a Florida corporation

By: /s/ Dirk A. Montgomery___________(SEAL)
Dirk A. Montgomery, Chief
Financial Officer

                        OS PRIME, INC.,
a Florida corporation

By: /s/ Dirk A. Montgomery___________(SEAL)
Dirk A. Montgomery, Chief
Financial Officer

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OS TROPICAL, INC.,
a Florida corporation

By: /s/ Dirk A. Montgomery___________(SEAL)
Dirk A. Montgomery, Chief
Financial Officer

                        BONEFISH GRILL, INC.,
a Florida corporation

By: /s/ Dirk A. Montgomery___________(SEAL)
Dirk A. Montgomery, Chief
Financial Officer

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WACHOVIA BANK, NATIONAL ASSOCIATION

                   By: /s/ Lynn E. Culbreath___________________
Lynn E. Culbreath, Senior Vice President

Lending Office

Wachovia Bank, National Association
10 South Jefferson Street, VA7391
Roanoke, VA 24011

with a copy to:

Wachovia Bank, National Association
100 South Ashley Drive, FL4954
Suite 1000
Tampa, Florida 33602
Attention: Lynn E. Culbreath
Senior Vice President
Telecopy number: (813) 276-6454
Telephone number: (813) 276-6517

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